Exhibit 23.1

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

Integrated Spatial Information Solutions, Inc.
Jacksonville, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 9, 1998, relating to the consolidated financial statements of Integrated Spatial Information Solutions, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.




                                          /S/BDO SEIDMAN, LLP


Denver, Colorado
November 11, 1998

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

PlanGraphics, Inc.
Frankfort, Kentucky

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 12, 1997, relating to the financial statements of PlanGraphics, Inc. appearing in this Registration Statement. Our report contains an explanatory paragraph regarding PlanGraphics' ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.




                                          /S/BDO SEIDMAN, LLP


Denver, Colorado
November 11, 1998

        Integrated Spatial Information Solutions, Inc. and Subsidiary
           Unaudited Pro Forma Consolidated Statement of Operations
                      for Year Ended September 30, 1997

      The accompanying unaudited pro forma consolidated statement of operations gives effect to the acquisition by Integrated Spatial Information Solutions, Inc. - formerly known as DCX, Inc. (the "Company") of 100% of the outstanding common stock of PlanGraphics, Inc. pursuant to the agreement between the parties, and to the issuance of 2,631,145 shares of the Company's common stock, and is based on the estimates and assumptions set forth herein under the purchase method of accounting. The unaudited pro forma information has been prepared utilizing the historical financial statements and notes thereto, which are incorporated by reference or are included herein. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained in the future. The unaudited pro forma financial statements should be read in conjunction with the financial statements.

      The balance sheet is presented on a consolidated basis in the Company's 10-KSB financial statements at September 30, 1997. The accompanying unaudited pro forma statement of operations has been derived from the statement of operations of the Company and PlanGraphics for the year ended September 30, 1997, and such information has been adjusted to give effect to the proposed acquisition as if the proposed acquisition had occurred as of the beginning of the period presented.

                                                                       Integrated
                                                                         Spatial
                                                  PlanGraphics,        Information      Pro Forma       Consolidated
                                                       Inc.           Solutions, Inc.  Adjustments        Pro Forma
Revenue                                           $ 8,204,236                 --                       $  8,204,236

Salaries and employee benefits                      5,225,909            799,161                          6,025,070
Direct contract costs                               1,207,715                 --                          1,207,715
Other operating expenses                            2,474,279            732,737        367,859a          3,574,875
                                               --------------------------------------------------------------------
Total operating costs                               8,907,903          1,531,898        367,859          10,807,659
                                               --------------------------------------------------------------------
Operating income (loss)                              (703,666)        (1,531,898)      (367,859)        (2,603,423)
Other income                                         (311,734)           300,325                           (11,409)
                                               --------------------------------------------------------------------
Loss from continuing operations                   $(1,015,400)       $(1,231,573)     $(367,859)       $(2,614,832)
Preferred stock dividends                                                                                   (9,674)
Deemed preferred stock dividends                                                                          (892,592)
                                                                                                       ------------
Net loss attributable to common stockholders                                                            (3,517,098)

Loss per common share:
  loss attributable to common  stockholders                                                                  (0.48)

Weighted average number of shares of                                                                      7,345,496
  common stock outstanding


Integrated Spatial Information Solutions, Inc. and Subsidiary
Notes to Pro Forma Consolidated Financial Statements

a. To record the amortization of goodwill over a 15 year period.

b. The audited financial statements for DCX, Inc. and PlanGraphics, Inc. are not comparable to the pro forma statements above. The DCX, Inc. statements include only eight days of activity for PlanGraphics, Inc., whereas the financial statements for PlanGraphics are for the period October 1, 1996 to September 22, 1997.